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                                                                                                             EXHIBIT 12


                                     CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

                          STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (Dollars in thousands)


                                                    Nine Months
                                                       Ended                    Years ended September 30
                                                      June 30     -----------------------------------------------------
                                                       1995            1994       1993      1992       1991        1990
                                                       ----            ----       ----      ----       ----        ----
Earnings:
     Pre-tax income from continuing operations       $181,786      $118,325   $ 67,900  $116,599   $ 62,362    $ 63,983
     Distributed income of affiliated companies         9,731         5,638      5,988     5,766      4,688       3,607
     Add fixed charges:
         Interest on indebtedness                      27,475        41,668     44,043    41,714     38,661      41,145
         Portion of rents representative of
             the interest factor                        4,011         5,879      4,838     4,933      5,715       5,226
                                                     --------      --------   --------  --------   --------    --------
     Income as adjusted                              $223,003      $171,510   $122,769  $169,012   $111,426    $113,961

Fixed charges:
     Interest on indebtedness                       $  27,475     $  41,668  $  44,043 $  41,714  $  38,661   $  41,145
     Capitalized interest                                   _             _          _     3,963      8,745           _
     Portion of rents representative of
         the interest factor                            4,011         5,879      4,838     4,933      5,715       5,226
                                                     --------      --------   --------  --------   --------    --------

     Total fixed charges                             $ 31,486      $ 47,547   $ 48,881  $ 50,610   $ 53,121    $ 46,371

     Ratio of earnings to fixed charges                  7.08          3.61       2.51      3.34       2.10        2.46
                                                     ========      ========   ========  ========   ========    ========
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